Exhibit 5.1
[Clifford Chance US LLP Letterhead]
October 29, 2007
Corporate Property Associates 17 — Global Incorporated
50 Rockefeller Plaza
New York, New York 10020
Dear Sirs:
We have acted as counsel to Corporate Property Associates 17 — Global Incorporated, a Maryland corporation (the “Company”) in connection with the offer and sale by the Company of shares of its common stock, par value $0.001 per share (the “Common Stock”), having a maximum aggregate offering price of up to $2,475,000,000, including up to $475,000,000 of common stock issuable pursuant to the Company’s Distribution Reinvestment and Stock Purchase Plan (the “DRIP Plan”). The Common Stock will be sold pursuant to the Company’s Registration Statement on Form S-11 (File No. 333-140842) (together with any amendments thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).
In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.
Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Common Stock has been duly and validly authorized and, when issued and sold in the manner contemplated by the prospectus for the offering of shares of Common Stock included in the Registration Statement and, in the case of the Common Stock issuable under the DRIP Plan, in the manner contemplated by that plan, such shares of Common Stock will be legally issued, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Opinions” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Clifford Chance US LLP